Exhibit 5.2

Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

January 25, 2022

Consent of Borden Ladner Gervais LLP

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Cardiol Therapeutics Inc. on January 25, 2022, and in the short form base shelf prospectus dated January 25, 2022 included therein, as such may thereafter be amended or supplemented, under the headings “Legal Matters” and “Certain Canadian Federal Income Tax Considerations.”

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ Borden Ladner Gervais LLP